DAVID C. BOTHE
                          FINANCIAL CONSULTING SERVICES
                                6 SANDALWOOD LANE
                            COLONIA, NEW JERSEY 07067

October 1, 1998

Via Fax: 1-514-732-0300

Mr. Terry Byrne
The Tirex Corporation
3828, St. Patrick
Montreal  (Quebec) H4E 1A4
Canada


Invoice

We are pleased to confirm our understanding of the service we are to provide for the Tirex Corporation.

We will assist in the preparation of responses to Form SB2 comments including but not limited to the following:

    - Preparation of new presentation of statements of operation as requested by SEC for years ending June 30, 1997 and cumulative period from March 26, 1993 through June 30, 1998.

    - Revision of the statement of stockholders' equity to reflect stock options issued as well as a calculation of option transactions which took place during the year ended June 30, 1998.

    - Restate the June 30, 1997 financial statements to reflect compensation expense in connection with the granting of bonus stock options in accordance with APB No. 25.

    -    Correct various financial disclosures throughout the filing.

    - Restate the cumulative financial statements so as to amend the period of inceptions to correspond to the latest development stage.

    - Preparation of explanations of various issues pertaining to the Canadian government that the SEC did not understand.

    - Revise financial statements to present separately, research and development expense incurred during each reported accounting period.

    - Revise the consolidated stockholders equity to correctly reflect shares issued in exchange for debt rather than forgiveness of debt.

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    The Tirex Corporation
    October 1, 1998
    Page 2 of 2


    - Revise the financial statements to reflect the required information regarding the purchase of RPM by the Tirex Corporation.

    - Correct the deferred start up expenses that were capitalized rather than expensed as per SEC requirements.

    - Revise financial statements to recognize compensation expense based on 50% of the average of the asking and bid price of the common shares issued for all reported periods.

    -    Reclassify grants as paid-in-capital.

    - Develop information necessary for the additional disclosures that have been added to the financial statements regarding:

              - Stock based compensation granted as required by SFAS 123
              - Useful lives of the equipment for depreciation purposes
              - The purpose of RPM
              - Material terms of type B debentures
              - Ownership structure of Tirex Canada

    - Consult with the staff and officers of Tirex as well as the attorneys of Tirex to assure an accurate filing.

     We estimate that our fees for these services will approximate $80,000. The fee estimate is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered during the audit.

     We appreciate the opportunity to be of service to the Tirex Corporation and believe this letter accurately summarized the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement described in this letter, please sign the enclosed copy and return it to us.

                                             Very truly yours,

                                             /s/ DAVID C. BOTHE
                                             ------------------
                                                 David C. Bothe

     RESPONSE:

     This letter correctly sets forth the understanding of the Tirex
     Corporation.

     Signature:  /s/ Terence C. Byrne
     Title:          President
     Date:           Oct 10-1998